Securities and Exchange Commission

                             Washington, D.C. 20549

                                  Schedule 13G

                                 Amendment No. 1

                    Under the Securities Exchange Act of 1934


                          XM SATELLITE RADIO HLDGS INC
                         -------------------------------
                                (NAME OF ISSUER)


                                  Common Stock
                     --------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    983759101
                          -----------------------------
                                 (CUSIP NUMBER)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of, more than five percent of the class of, securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Schedule 13G

CUSIP No. 983759101


--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON AND SS OR IRS IDENTIFICATION NO. OF
       PERSON

       Fred Alger Management, Inc.      13-2510833
       Fred M. Alger III                ###-##-####
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            New York, New York

--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER
     SHARES              11,096,000
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH               -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               11,096,000
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                         -0-
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         11,096,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         4.30%
--------------------------------------------------------------------------------

  12   TYPE OF REPORTING PERSON*

        Fred Alger Management, Inc.     IA
        Fred M. Alger III               HC

--------------------------------------------------------------------------------

                                  SCHEDULE 13G


ITEM 1(A).  NAME OF ISSUER:
            XM Satellite Radio Holdings Inc.


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  1500 ECKINGTON PL NE
                  WASHINGTON DC 20002
                  2023804000


ITEM 2(A).  NAME OF PERSON FILING:
            1. Fred Alger Management, Inc.
            2. Fred M. Alger III


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:
            1. 111 Fifth Avenue, New York, NY 10003
            2. 111 Fifth Avenue, New York, NY 10003


ITEM 2(C).  CITIZENSHIP:
            1. New York
            2. St. Kitts


ITEM 2(D).  TITLE OF CLASS OF SECURITIES:
            Common Stock


ITEM 2(E).  CUSIP NUMBER:
                 983759101


ITEM 3.     THE PERSON FILING IS A:
            Investment Advisor

------------------------------------------------------------------------------

                                 SCHEDULE 13G

ITEM 4(A).  AMOUNT BENEFICIALLY OWNED:
               11,096,000


ITEM 4(B).  PERCENT OF CLASS:
               4.30%


ITEM 4(C).  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (1)   sole power to vote or to direct the vote

                       11,096,000


            (ii)  shared power to vote or to direct the vote

                       -0-

            (iii) sole power to dispose or to direct the disposition of

                       11,096,000


            (iv)  shared power to dispose or to direct the disposition of

                       -0-


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               n/a



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITIES BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               n/a

                                  SCHEDULE 13G


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
               Fred Alger Management, Inc.        IA
               Fred M. Alger III                  HC


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.



ITEM 10.    CERTIFICATION.

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       By: /s/ Hal Liebes
                                       -------------------------------
                                       Hal Liebes
                                       Executive Vice President

                                       DATE: April 11, 2006






                                       By: /s/ Frederick A. BluM
                                       -------------------------------
                                       Frederick A. Blum,
                                       Attorney-in-Fact

                                       DATE: April 11, 2006